CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF DEXTERITY SURGICAL, INC.

DEXTERITY SURGICAL, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation shall be amended by changing Article 1 as follows:

1. The name of the Corporation (the "Corporation") is China INSOnline Corp.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the stockholder holding a majority of the outstanding shares of stock of the Corporation executed a Written Consent in Lieu of a special meeting of the stockholders of the Corporation in accordance with Section 228 of the DGCL, by which the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed, this 26 day of February, 2008.

/s/ Junjun Xu
Name: Junjun Xu
Title: Chief Executive Officer

MI-261487 v1

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:32 PM 02/26/2008
FILED 04:32 PM 02/26/2008
SRV 080228321 - 2182471 FILE